[Letterhead of Deloitte & Touche LLP]

Exhibit 15.1

March 22, 2004

Cable Design Technologies Corporation

1901 North Roselle Road
Schaumburg, IL 60195

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Cable Design Technologies Corporation and subsidiaries for the periods ended January 31, 2004 and 2003, as indicated in our report dated March 12, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended January 31, 2004, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, IL